SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             SMITHFIELD FOODS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             SMITHFIELD FOODS, INC.

                           -------------------------

                    Notice of Annual Meeting of Stockholders

                           TO BE HELD AUGUST 28, 1996

        As a stockholder of SMITHFIELD FOODS, INC., a Delaware corporation (the "Company"), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Stockholders of the Company to be held at the Omni Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia at 2:00 p.m., local time, on August 28, 1996, for the following purposes:

        1. To elect a Board of seventeen (17) directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified;

        2. To approve the 1997 Incentive Bonus Plan applicable to the Company's President and Chief Operating Officer;

        3. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending April 27, 1997; and

        4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

        Only stockholders of record at the close of business on July 12, 1996 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

        We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

        Your attention is directed to the attached Proxy Statement.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      AARON D. TRUB
                                      SECRETARY

NORFOLK, VIRGINIA
JULY 26, 1996

                             SMITHFIELD FOODS, INC.

                               EXECUTIVE OFFICES
                               900 DOMINION TOWER
                              999 WATERSIDE DRIVE
                            NORFOLK, VIRGINIA 23510

                           --------------------------



                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 28, 1996

        The Annual Meeting of Stockholders of SMITHFIELD FOODS, INC., a Delaware corporation (the "Company"), will be held on August 28, 1996, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

        The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also request record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Corporate Communications, Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $3,500 plus expenses.

        Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the stockholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a stockholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR AND FOR EACH OF THE OTHER PROPOSALS LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the Annual Meeting.

        This Proxy Statement and the enclosed form of proxy are first being sent to the stockholders on or about July 26, 1996.

                               VOTING SECURITIES

        Only holders of record of the Company's Common Stock, par value $0.50 per share ("Common Stock"), at the close of business on July 12, 1996 (the "Record Date") have the right to receive notice of and to vote at the Annual Meeting. As of the Record Date, <18,016,015> shares of Common Stock were issued and outstanding. Each holder of record of Common Stock is entitled to one vote for each share held with respect to all matters to be voted upon at the Annual Meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the Meeting can elect all of the directors.

        Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. With respect to the election of directors, the 17 nominees receiving the greatest number of votes cast for the election of directors will be elected. The affirmative vote by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be required to act on all other matters to come before the meeting, including Proposals 2 and 3. Shares for which the holder has elected to abstain or has withheld authority to vote (including broker non-votes) on a matter will count toward a quorum but will have different effects on the outcome of the vote on such matter. An abstention from voting on a matter (other than the election of directors) has the same legal effect as a vote against the matter, even though the stockholder may interpret such action differently. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held. Under applicable Delaware law, broker non-votes on a matter will have no effect on the outcome of the vote.

                             PRINCIPAL STOCKHOLDERS

        The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of June 20, 1996, are as follows:

                                                 AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP
                                                (NUMBER OF SHARES) (1)
                              ------------------------------------------------------------
     NAME AND ADDRESS OF                                                                    PERCENT
      BENEFICIAL OWNER            DIRECT              OTHER                 TOTAL           OF CLASS
- ------------------------------------------------------------------------------------------------------
Joseph W. Luter, III                1,361,236        825,032    (2)       2,186,268    (2)      11.8%
   Smithfield Foods, Inc.
   900 Dominion Tower
   999 Waterside Drive
   Norfolk, VA 23510

Carroll's Swine                     1,478,000             --              1,478,000    (3)       8.2%
   Investment Partnership
   P. O. Drawer 356
   Warsaw, NC 28398

The Clark Estates, Inc.             1,348,085             --              1,348,085    (4)       7.5%
   30 Wall Street
   New York, NY 10005

Chiquita Brands                     1,094,273             --              1,094,273    (5)       6.1%
   International, Inc.
   250 East Fifth Street
   Cincinnati, OH 45202

- --------------------

        (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column are those subject to other forms of deemed "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

        (2) Includes 325,032 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 500,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 325,032 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

        (3) Carroll's Swine Investment Partnership is a North Carolina partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc.
F. J. Faison, Jr., a director of the Company, is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Mr. Faison disclaims beneficial ownership of the shares owned by Carroll's Swine Investment Partnership.

        (4) The Clark Estates, Inc. provides administrative assistance to numerous trust and fiduciary accounts which beneficially own an aggregate 1,348,085 shares of the Company's Common Stock. The Clark Estates, Inc. has or, in certain instances, shares, voting power and/or dispositive power with respect to such shares. The Clark Estates, Inc. has no remainder or other economic interest in such trust or fiduciary accounts.

        (5) As reported in Amendment No. 1 to a Schedule 13D dated April 22, 1996, filed jointly by Chiquita Brands International, Inc. ("Chiquita"), American Financial Group, Inc. ("American Financial"), and Carl H. Lindner, Carl
H. Lindner III, S. Craig Lindner, and Keith E. Lindner (collectively, the "Lindner Family"). Chiquita acquired the shares from the Company as partial payment for the Company's purchase from Chiquita pursuant to a Stock Purchase Agreement dated December 20, 1995 between the Company and Chiquita (the "Stock Purchase Agreement") of all of the outstanding capital stock of John Morrell & Co. ("John Morrell"), then a wholly-owned subsidiary of Chiquita. American Financial directly and indirectly through its subsidiaries, owns approximately 44% of the outstanding common stock of Chiquita. The Lindner Family beneficially owns approximately 44% of the oustanding common stock of American Financial. Pursuant to the Stock Purchase Agreement, for so long as Chiquita has at least five percent of the Company's issued and outstanding Common Stock, Chiquita has the right to request, and the Company upon such request, has the obligation to take all reasonable good faith efforts as may be available to cause a representative nominated by Chiquita to be elected to the Company's Board of Directors. As of the date of this Proxy Statement, Chiquita has made no such request.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

        The persons named below have been nominated for election to the Board of Directors at the Annual Meeting. Robert L. Burrus, Jr., Thomas D. Davis, H. Gordon Maxwell, III and Joseph B. Sebring are first-time nominees for election to the Board of Directors. All of the other nominees are currently directors and were elected at the last Annual Meeting of Stockholders. The persons elected will hold office as directors of the Company until the next Annual Meeting of Stockholders and until their successors are elected and qualified. It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason, the shares represented by properly executed proxies may be voted at the discretion of the persons named therein for a substitute nominee or nominees.

        The following table sets forth the names, ages, principal occupations of the nominees and other information with respect to them:

        NAME -- AGE -- PRINCIPAL OCCUPATION -- OTHER INFORMATION              DIRECTOR SINCE
   -------------------------------------------------------------------      -----------------
JOSEPH W. LUTER, III (57)                                                           1975
  Chairman of the Board and Chief Executive Officer of the Company
  since May 1995; Chairman of the Board, President and Chief Executive
  Officer of the Company prior to May 1995

ROBERT L. BURRUS, JR. (61)
  Partner in law firm of McGuire, Woods, Battle & Boothe, L.L.P.,
  Richmond, Virginia; Director, CSX Corporation, Heilig-Meyers Company,
  Concepts Direct, Inc., S&K Famous Brands, Inc., and O'Sullivan Corp.

THOMAS D. DAVIS (40)
  President and Chief Operating Officer of The Smithfield Packing
  Company, Incorporated ("Smithfield Packing"), a wholly-owned subsidiary of the Company, since December 1995; Senior Vice
  President of Smithfield Packing from June 1995 until December 1995;
  Vice President of Triad Food Marketing, Inc., from February 1995 until June 1995; a senior management position with Chiquita Brands
  International, Inc. from October 1994 until February 1995; Executive
  Vice President of John Morrell prior to October 1994

F. J. FAISON, JR. (62)                                                              1991
  President of Carroll's Foods, Inc., Warsaw, North Carolina, a hog
  and turkey producer

JOEL W. GREENBERG (58)                                                              1987
  Commodity Analyst, Alaron Trading Corp., Chicago, Illinois, commodities brokerage firm; Director, Incomnet, Inc.

CECIL W. GWALTNEY (85)                                                              1971
  Chairman of the Board, Gwaltney Motor Company, Smithfield, Virginia

GEORGE E. HAMILTON, JR. (80)                                                        1970
  Retired; President and Chief Operating Officer of Smithfield Packing
  prior to June 1994

RICHARD J. HOLLAND (70)                                                             1978
  Chairman of the Board of The Farmers Bank, Windsor, Virginia

ROGER R. KAPELLA (54)                                                               1992
  President and Chief Operating Officer of Patrick Cudahy Incorporated
  ("Patrick Cudahy"), a wholly-owned subsidiary of the Company

                                       5

        NAME -- AGE -- PRINCIPAL OCCUPATION -- OTHER INFORMATION              DIRECTOR SINCE
   -------------------------------------------------------------------      -----------------
LEWIS R. LITTLE (52)                                                                1993
  President and Chief Operating Officer of Gwaltney of Smithfield, Ltd.
  ("Gwaltney"), a wholly-owned subsidiary of the Company, since May
  1993; Executive Vice President of Gwaltney prior to May 1993

ROBERT W. MANLY, IV (43)                                                            1991
  Executive Vice President of the Company since June 1995 and prior to June 1994; President and Chief Operating Officer of Smithfield
  Packing From June 1994 to June 1995

H. GORDON MAXWELL, III (57)
  President and Chief Executive Officer of Goldsboro Milling Co., Inc.,
  Goldsboro, North Carolina, a hog and turkey producer

WENDELL H. MURPHY (57)                                                              1991
  Chairman of the Board and Chief Executive Officer of Murphy
  Family Farms, Inc., Rose Hill, North Carolina, a hog producer

JOHN O. NIELSON (65)                                                                1995
  President and Chief Operating Officer of the Company since May
  1995; consultant and private investor from June 1989 to May 1995;
  President and Chief Operating Officer of John Morrell prior to
  June 1989

WILLIAM H. PRESTAGE (61)                                                            1994
  Chairman of the Board, President and Chief Executive Officer of
  Prestage Farms, Inc., Clinton, North Carolina, a hog and turkey producer; Director, North Carolina Natural Gas Corporation

JOSEPH B. SEBRING (49)
  President and Chief Operating Officer of John Morrell since
  May 1994; President and Chief Executive Officer of Indiana
  Packers Company from 1992 until May 1994; Executive Vice President of Fresh Mark, Inc. prior to 1992

AARON D. TRUB (61)                                                                  1986
  Vice President, Secretary and Treasurer of the Company

        No family relationship exists between any of the nominees for election as directors of the Company.

NOMINATING PROCEDURE

        In accordance with the Company's Bylaws, a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director at the Annual Meeting only if written notice of such stockholder's intent to make such nomination has been given, either by personal delivery to the Secretary of the Company not later than the close of business on August 5, 1996, or by United States mail, postage prepaid, to the Secretary postmarked not later than August 5, 1996. Any such notice must set forth (i) the name and address of the stockholder who intends to make the nomination, (ii) the name, address and principal occupation of each proposed nominee, (iii) a representation that the stockholder is entitled to vote at the Annual Meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, and (iv) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended April 28, 1996, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with, except that (i) each of Thomas D. Davis, John O. Nielson and Joseph B. Sebring was late to file a Form 3 Initial Statement of Beneficial Ownership of Securities upon becoming an executive officer of the Company, and (ii) each of Thomas D. Davis, Roger R. Kapella, Joseph W. Luter, III, Lewis R. Little, Robert W. Manley, IV, John O. Nielson, C. Larry Pope, Joseph B. Sebring and Aaron D. Trub was late to file a Form 5 Annual Statement of Changes in Beneficial Ownership in 1994 or 1996 reporting a grant of stock options under the Company's 1992 Stock Incentive Plan, which have not yet vested.

                  COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

        The following information with respect to beneficial ownership, as of June 20, 1996, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 10 of this Proxy Statement, and (iii) all directors and executive officers as a group, together with their respective percentages:

                                                 AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP
                                                (NUMBER OF SHARES) (1)
                            --------------------------------------------------------------
                                                                                           PERCENT
           NAME                DIRECT              OTHER                    TOTAL           OF CLASS
- -------------------------   -------------------------------------------------------------------------
Robert L. Burrus, Jr.                  --                --                      --                 *
Thomas D. Davis                        --                --                      --                 *
F. J. Faison, Jr.                      --         1,478,000    (2)        1,478,000    (2)       8.2%
Joel W. Greenberg                   2,000             1,000    (3)            3,000    (3)          *
Cecil W. Gwaltney                  33,475                --                  33,475                 *
George E. Hamilton, Jr.           111,000             1,500    (4)          112,500    (4)          *
Richard J. Holland                 32,000                --                  32,000                 *
Roger R. Kapella                    4,000            56,000    (5)           60,000    (5)          *
Lewis R. Little                        --                --                      --                 *
Joseph W. Luter, III            1,361,236           825,032    (6)        2,186,268    (6)      11.8%
Robert W. Manly, IV                54,000                --                  54,000                 *
H. Gordon Maxwell, III                 --                --                      --                 *
Wendell H. Murphy                      --           483,500    (7)          483,500    (7)       2.7%
John O. Nielson                        --                --                      --                 *
William H. Prestage                    --            60,000    (8)           60,000    (8)          *
Joseph B. Sebring                      --                --                      --                 *
Aaron D. Trub                      42,682           107,000    (9)          149,682    (9)          *
All executive officers
   and directors as a
   group (16 persons)           1,667,393         3,032,032   (10)        4,699,425   (10)      25.2%

- --------------------
* Less than 1% of class

        (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column include other forms of "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

        (2) Reflects 1,478,000 shares owned by Carroll's Swine Investment Partnership, a North Carolina partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. Mr. Faison is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Carroll's Swine Investment Partnership has sole voting power and sole dispositive power with respect to such shares. Mr. Faison disclaims beneficial ownership of such shares.

        (3) Includes 1,000 shares owned by Mr. Greenberg's spouse with respect to which Mr. Greenberg disclaims beneficial ownership.

        (4) Includes 500 shares owned by Mr. Hamilton's wife and 1,000 shares owned by Mr. Hamilton's son, with respect to all of which Mr. Hamilton disclaims beneficial ownership.

        (5) Includes 56,000 shares subject to presently exercisable stock options.

        (6) Reflects Includes 325,032 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 500,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 325,032 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

        (7) Reflects 483,500 shares owned by Murphy Family Farms, Inc., of which Mr. Murphy is an officer, director and the principal stockholder. Murphy Family Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

        (8) Reflects 60,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal stockholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

        (9) Includes 50,000 shares subject to presently exercisable stock options. Also includes 41,000 shares owned by Mr. Trub's spouse and 16,000 shares owned by Mr. Trub's children, with respect to all of which Mr. Trub disclaims beneficial ownership.

        (10) Includes 626,000 shares subject to presently exercisable stock options.

                              BOARD OF DIRECTORS AND COMMITTEES

        The Company has an Executive Committee, an Audit Committee and a Compensation Committee of the Board of Directors. The Company does not have a Nominating Committee.

        The Executive Committee is composed of Messrs. Holland, Luter and Nielson and, with certain limitations, exercises the power of the Board of Directors between board meetings. The Executive Committee did not hold any meetings in fiscal 1996.

        The Audit Committee is composed of Messrs. Faison and Murphy. The principal functions of the Audit Committee are the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants, conferring with the independent public accountants selected regarding the scope of the audit and services to be performed, and reviewing the results of the independent public accountants' examination and recommendations with respect to accounting practices and procedures and internal control. The committee held one meeting in fiscal 1996.

        The Compensation Committee is composed of Messrs. Greenberg and Holland. The principal functions of the Compensation Committee are to administer the Company's stock option and certain other benefit plans, to review recommendations submitted to it by the Company's management with respect to the compensation of the officers of the Company and its subsidiaries and the directors of the Company, and to make such recommendations to the Board of Directors of the Company as its review indicates. The committee held five meetings in fiscal 1996.

        The Board of Directors held six meetings during fiscal 1996, including three regular meetings. With the exception of Messrs. Greenberg and Prestage, all directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

        Directors who are not employees of the Company or any of its subsidiaries received in fiscal 1996 an annual retainer of $3,000, $500 for each board meeting attended, $500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, plus reimbursement of travel expenses incurred in connection with such attendance.

        Pursuant to an agreement which expired in June 1996, the Company compensated George E. Hamilton, Jr., a director of the Company and the retired President and Chief Operating Officer of Smithfield Packing, for consulting services provided to the Company at a rate of approximately $4,800 per week. The Company paid Mr. Hamilton $250,000 for consulting services provided under such agreement during fiscal 1996.

                                    EXECUTIVE COMPENSATION

        The table below sets forth, for the fiscal years ended April 28, 1996, April 30, 1995, and May 1, 1994, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at April 28, 1996 were the Company's Chief Executive Officer and the next four highest compensated executive officers (collectively, the "Named Executive Officers").

                                  SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                     ANNUAL COMPENSATION (1)           AWARDS
                                                   ---------------------------     --------------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                       FISCAL         SALARY           BONUS        OPTIONS/SARS
    NAME AND PRINCIPAL POSITION         YEAR           ($)              ($)              (#)
  -------------------------------     --------    -------------     -----------     -------------
Joseph W. Luter, III                    1996          420,000         402,786                --
   Chairman of the Board                1995          420,000         807,298                --
   and Chief Executive Officer          1994          432,923         595,893           100,000
   of the Company
John O. Nielson                         1996          309,692         276,393           100,000
   President and Chief                  1995               --              --                --
   Operating Officer of the             1994               --              --                --
   Company
Lewis R. Little                         1996          270,000         190,555                --
   President and Chief                  1995          270,000         234,424                --
   Operating Officer of                 1994          274,317          58,777            65,000
   Gwaltney
Roger R. Kapella                        1996          157,500         217,985                --
   President and Chief                  1995          157,500         256,466                --
   Operating Officer of                 1994          157,500         292,120            35,000
   Patrick Cudahy
Aaron D. Trub                           1996          185,000         100,000                --
   Vice President, Secretary            1995          185,000         140,000                --
   and Treasurer of the Company         1994          190,692          90,000            35,000

- ------------------
        (1) While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits are not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

        Stock Options. Under the Company's 1984 Stock Option Plan (the "1984 Plan"), officers and certain key employees were granted incentive and nonstatutory stock options to purchase shares of the Company's Common Stock for periods not exceeding 10 years at prices that were not less than the fair market value of the Common Stock on the date of grant. Stock appreciation rights ("SARs") which are exercisable upon a change of control of the Company are attached to options granted pursuant to the 1984 Plan. The Company granted options for 1,400,000 shares of Common Stock under the 1984 Plan, which expired in May 1994.

        In fiscal 1993, the Company adopted the 1992 Stock Incentive Plan (the "1992 Plan"). Under the 1992 Plan, management and other key employees may be granted nonstatutory stock options to purchase shares of Common Stock exercisable five years after grant for periods not exceeding 10 years. The exercise price for options granted prior to August 31, 1994 is not less than 150% of the fair market value of the Common Stock on the date of grant. On August 31, 1994, the Company amended and restated the 1992 Plan, changing the exercise price of options granted on or after that date to not less than the fair market value of the Common Stock on the date of grant. The Company has reserved 1,250,000 shares of Common Stock for issuance upon the exercise of options granted under the 1992 Plan.

        The following table sets forth additional information concerning individual grants of stock options made under the 1992 Plan during the last completed fiscal year to any of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL
                                                                            REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL
                                                                           RATES OF STOCK PRICE
                                                                               APPRECIATION
                              INDIVIDUAL GRANTS                             FOR OPTION TERM(1)
                                      % OF
                                     TOTAL
                                    OPTIONS
                                   GRANTED TO  EXERCISE
                        OPTIONS    EMPLOYEES    OR BASE
                      GRANTED(2)   IN FISCAL     PRICE   EXPIRATION           5%          10%
NAME                      (#)         YEAR      ($/SH)      DATE             ($)          ($)
- --------------------- ----------- ------------ ---------------------     ------------ ------------
John O. Nielson           100,000        29.0%   $ 21.88    8/30/2005     $ 1,375,707  $ 3,486,312

- ----------------
(1) The potential realizable values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) The options awarded to Mr. Nielson were granted on August 30, 1995 and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to the market price of the Company's Common Stock on the grant date.

        The table below sets forth information with respect to option exercises during fiscal 1996 and the number and value of options held at April 28, 1996 by each of the Named Executive Officers.

            AGGREGATED OPTION\SAR EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END UNEXERCISED OPTION VALUES

          (A)              (B)               (C)               (D)                     (E)
                                                            NUMBER OF
                                                            SECURITIES              VALUE OF
                                                            UNDERLYING             UNEXERCISED
                                                           UNEXERCISED           IN-THE-MONEY(2)
                                                         OPTIONS\SARS AT         OPTIONS\SARS AT
                                                            FY-END (#)             FY-END ($)
                        SHARES ACQUIRED    VALUE(1)        EXERCISABLE/           EXERCISABLE/
         NAME           ON EXERCISE (#)  REALIZED ($)     UNEXERCISABLE           UNEXERCISABLE
- ----------------------- --------------- -------------- --------------------   ---------------------
Joseph W. Luter, III       --                       --    500,000 / 100,000   $10,687,500 / $643,700

John O. Nielson            --                       --          0 / 100,000            $0 / $762,500

Lewis R. Little         10,000                $212,500           0 / 65,000            $0 / $418,405

Roger R. Kapella           --                       --      56,000 / 35,000   $ 1,291,500 / $225,295

Aaron D. Trub              --                       --      50,000 / 35,000   $ 1,068,750 / $225,295

- ----------------
(1) The dollar values referred to in columns (C) and (E) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively. In each case, fair market value has been based on the last sales price of the Common Stock as reported by The Nasdaq Stock Market on the relevant date.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

        The Compensation Committee (the "Committee") believes strongly that corporate performance and, in turn, stockholder value depend to a significant extent on the establishment of a close alignment between the financial interests of stockholders and those of the Company's employees, including its senior managers. Accordingly, the Committee and the Company adhere both in principle and in practice to the concept of pay-forperformance. The Company relies heavily on incentive compensation programs to motivate employees. These programs are variable and closely tied to corporate, business unit and/or individual performance, and place "at risk" a major portion of executive compensation in a manner that encourages a sharp and continuing focus on building stockholder value. The Company encourages executives to hold significant amounts of Company stock, and in part the compensation programs are designed to accomplish that objective.

COMPONENTS OF THE COMPENSATION PROGRAM

        Senior management compensation at the Company includes two components: first, a base salary, and second, short- and long-term incentive compensation programs, both cash and non-cash, that are tied to the financial performance of the Company or certain of its subsidiaries.

        Base salaries are generally established at the minimum levels believed by the Committee to be necessary to attract and retain a highly efficient management group when considered along with the performance-based components of the program. Except in the case of executive officers who assumed significant new responsibilities, the base salaries of the Chief Executive Officer and the Company's other executive officers have remained basically unchanged since fiscal 1992. Upon the recommendation of management, the base salaries of some executive officers were actually reduced for part of fiscal 1993; these amounts were subsequently repaid to the executive officers in fiscal 1994 because of the significant improvement in the Company's financial performance.

        A cash bonus is the principal short-term incentive. Bonus awards for most executive officers are calculated pursuant to formulas based on pre-tax income, either on a consolidated basis or for a particular subsidiary, as the Committee finds most appropriate, and are subject to adjustment based on the officer's individual performance. Bonus awards for the remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and Chief Operating Officer and reviewed by the Committee, with consideration given to the Company's financial performance measured principally in terms of its pre-tax income. Consistent with the Committee's policy that a major portion of executive compensation be "at risk," bonus awards for executive officers in recent years have ranged from 18% to 66% of an executive officer's total cash compensation depending on Company, relevant subsidiary and individual performance. Bonus awards for fiscal 1996 averaged approximately 43% of the total cash compensation paid to all executive officers as compared to 54% in fiscal 1995 and 53% in fiscal 1994.

        Long-term incentives are provided by stock options, awarded from time to time, whose ultimate value to the employee is tied to the market price of the Company's Common Stock. The Company's stock option program ties the employee's economic interests directly to those of the stockholders. In recommending the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants as well as a subjective evaluation of the employee's potential contribution to the Company's future success. During fiscal 1996, 15 eligible employees (including one executive officer) were awarded stock options to acquire a total of 345,000 shares of Common Stock.

CEO COMPENSATION

        The Committee determined the compensation of Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, for fiscal 1996 in accordance with the guidelines described above. Consistent with the Committee's policy that a major part of each executive officer's compensation be performance-based, and therefore at risk, Mr. Luter's base salary has remained basically unchanged since fiscal 1992. Mr. Luter was among those executive officers who received a reduction in base salary for part of fiscal 1993, as recommended by management, with the amount foregone being repaid in fiscal 1994 when the Company's financial performance improved significantly.

        Mr. Luter's bonus award for fiscal 1996 was determined pursuant to the 1994 Incentive Bonus Plan approved by stockholders, under which he was entitled to 1% of the first $15 million of the Company's fiscal 1996 net income before income taxes, incentive payments due to executives, and accounting for minority interests, and 2% of such net income in excess of $15 million. Mr. Luter's bonus represented approximately 49% of his total cash compensation. No stock options were awarded to Mr. Luter during fiscal 1996.

ADMINISTRATION OF COMPENSATION PROGRAMS

        Messrs. Greenberg and Holland, neither of whom has been or is an officer or employee of the Company, are the members of the Committee. The Committee principally formulates compensation policies and reviews recommendations submitted to it by management with respect to the cash and non-cash compensation of the officers of the Company and its subsidiaries, as well as of Company directors. The Committee then makes specific recommendations on an annual basis to the Board of Directors. The Board of Directors has never modified or rejected in any material way any recommendation of the Committee.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted in 1993, imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is currently the Company's policy to seek to qualify the performance-based components of its compensation program for this exclusion from the section 162(m) limitation as necessary to maximize the deductibility of executive compensation.

         Joel W. Greenberg                          Richard J. Holland

                               PERFORMANCE GRAPH

        The graph below presents a comparison of the Company's five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011) and the NASDAQ Market Value Index, each prepared by Media General Financial Services, Inc., assuming that investments of $100 were made on April 28, 1991 and that dividends were reinvested.

                       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  OF COMPANY, PUBLISHED INDUSTRY INDEX AND BROAD MARKET INDEX

                                    [Graph]

                            1991     1992     1993     1994     1995     1996
Smithfield Foods, Inc.     100.00    82.43    73.48   122.68   116.29   150.80
Meat Packing Index         100.00    87.86    90.26   104.27   129.44   152.75
Nasdaq Market Value Index  100.00   102.58   122.56   137.56   150.21   209.67


                                         PENSION PLAN

        The Company, Gwaltney, Patrick Cudahy, Smithfield Packing and Brown's of Carolina, Inc. maintain a qualified non-contributory pension plan covering their salaried and non-union-eligible hourly employees. This plan is the only contingent form of remuneration provided by these companies to officers and directors. A similar plan covers salaried and non-union-eligible hourly employees of John Morrell.

        The qualified pension plan provides for retirement benefits which are a function of each participant's average earnings during his highest five calendar years of employment and his aggregate years of service with any company in the Company's controlled group. Subject to the qualified plan limits in the 1986 Code, all compensation paid to a participant within a calendar year is included in determining average earnings used to calculate pension benefits. These benefits are calculated by applying a certain percentage to the average earnings up to a given level (based on the participant's year of birth) and a higher percentage to the average earnings above this level and then multiplying the sum by the years of service. This method of calculation has the effect of coordinating the benefits provided by the qualified pension plan with those provided by Social Security.

        The following table indicates the estimated annual benefits payable upon retirement at age 65 in 1996 to participants in the Company's qualified pension plan, based on the specific remuneration and years of service classifications set forth below.

   AVERAGE EARNINGS
   DURING PARTICIPANT'S         SELECTED YEARS OF SERVICE WITH COMPANIES
   HIGHEST FIVE CALENDAR           IN THE COMPANY'S CONTROLLED GROUP
   YEARS (1)-(4)              15         20        25         30        35

       $120,000           $26,877    $35,836   $44,795    $53,754    $62,714
        160,000            34,115     45,487    56,858     68,230     79,602
        200,000            34,537     56,036    58,009     71,193     84,377
        240,000            38,493     54,531    70,570     86,609    102,647
        280,000            42,107     59,651    77,196     94,740    112,284
        320,000            42,107     59,651    77,196     94,740    112,284
        360,000            42,107     59,651    77,196     94,740    112,284


        (1) The maximum annual retirement benefit is $120,000 for benefits commencing in 1996 at age 65. The maximum amount is subject to annual cost-of-living adjustments.

        (2) The remuneration covered by the plan is the remuneration paid during the calendar year, whereas the remuneration reported in the summary compensation table is the remuneration paid for the fiscal year ended April 28, 1996.

        (3) In accordance with changes in federal pension law which became effective January 1, 1994, annual compensation in excess of $150,000 cannot be considered when calculating a qualified pension benefit. However, benefits accrued through December 31, 1993, which may have been based on higher compensation, are not reduced.

        (4) A new benefit formula became effective January 1, 1995. However, benefits accrued through December 31, 1994 under the old benefit formula are not reduced.

        As of April 28, 1996, Messrs. Luter, Nielson, Little, Kapella and Trub are credited with 28, 1, 33, 11 and 26 years of service, respectively, under the pension plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

                                      OTHER TRANSACTIONS

        Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, is an officer, director and the owner of 81% of the capital stock of Luter Packing Company, a wholesale distributor of meat and other food products. The Company sold $299,000 of its fresh pork and processed meat products to Luter Packing Company in fiscal 1996. The sales to Luter Packing Company were made by the Company in the ordinary course of its business, and in the opinion of the Company's management, the terms of those transactions were as favorable to the Company as those made to unaffiliated parties. In addition, Gwaltney purchased $10,069,000 of comminuted chicken meat for use in its frank and bologna products from a company 48% of the capital stock of which is owned by Mr. Luter's three adult children. The Company believes that the terms under which Gwaltney made such purchases were as advantageous to Gwaltney as those Gwaltney would have received from any other comminuted chicken meat producer.

        Mr. Luter's daughter and son-in-law are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's of Carolina, Inc. ("Brown's"), an 86%-owned subsidiary of the Company, has arrangements with B&G Farms LLC ("B&G"), a limited liability company in which Brown's and Fishing Creek each have a 50% interest, for the production of hogs for the Company's pork processing plants. The arrangements involve, inter alia, (i) the lease of certain hog production facilities by B&G to Brown's until December 31, 2009 at an annual rent of approximately $465,000 per year and (ii) advances by B&G to Brown's of cash for working capital. Working capital advances totaling $1,527,000 were outstanding as of April 28, 1996. All profits and losses from the hog production operations are shared equally by Brown's and Fishing Creek. All advances made pursuant to the arrangements accrue interest at a rate equal to the prime rate charged by one of the Company's lending banks. The Company purchased $7,990,000 of live hogs from B&G in fiscal 1996 and anticipates an equal or greater volume of business in fiscal 1997. The Company believes that the terms of the foregoing arrangements are no less favorable to the Company than if entered into with unaffiliated parties.

        F. J. Faison, Jr., a director of the Company, is the president and a director of Carroll's Foods, Inc. ("CFI") and its affiliates, Carroll's Farms of Virginia, Inc. ("CFAV") and Carroll's Foods of Virginia, Inc. ("CFOV"). The Company has arrangements with CFI and its affiliates for production of hogs for the Company's meat processing plants. The arrangements involve, inter alia, (i) Smithfield-Carroll's Farms, a partnership consisting of Smithfield Hog Farms, Inc., a wholly-owned subsidiary of the Company, and CFAV, which partnership owns hog raising facilities and leases them to CFOV, and (ii) contracts between the Company and CFOV and CFI which obligate the Company to purchase hogs produced by CFOV and CFI. Substantially all revenues of the SmithfieldCarroll's Farms partnership consist of CFOV's lease payments, which cover debt service, depreciation charges and other operating expenses. Such revenues were $8,912,000 in fiscal 1996 and are expected to equal or exceed that amount in fiscal 1997. Pursuant to the purchase agreements, the Company purchased $70,540,000 and $201,878,000 of live hogs from CFOV and CFI, respectively, in fiscal 1996 and anticipates a greater volume of business under these agreements in fiscal 1997. The Company believes that the prices paid under the purchase agreement with CFI are equivalent to market. The purchase agreement with CFOV results in decreased raw material costs to the Company during periods when hog production is profitable and, conversely, an increase in such costs when such production is unprofitable. The agreement with CFOV resulted in decreased raw material costs to the Company (as compared to market costs) of $2,617,000 in fiscal 1996 compared to increased costs of $2,615,000 in fiscal 1995.

        Wendell H. Murphy, a director of the Company, is the chairman of the board and chief executive officer and the principal stockholder of Murphy Family Farms, Inc. ("MFF"), a hog producer located in Rose Hill, North Carolina. The Company has a contract with MFF which obligates the Company to purchase hogs finished by MFF in the Southeast. Pursuant to the purchase agreement, the Company purchased $253,033,000 of live hogs from MFF in fiscal 1996 and anticipates a greater volume of business under this agreement in fiscal 1997. The Company believes that the prices paid under the purchase agreement with MFF are equivalent to market.

        William H. Prestage, a director of the Company, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. ("PFI"), a hog and turkey producer located in Clinton, North Carolina. The Company has a contract with PFI which obligates the Company to purchase hogs produced by PFI in the States of Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, the Company purchased $129,577,000 of live hogs from PFI in fiscal 1996 and anticipates a greater volume of business under this agreement in fiscal 1997. The Company believes that the prices paid under the purchase agreement with PFI are equivalent to market.

        Smithfield of Utah, Inc. ("Smithfield-Utah"), a wholly-owned subsidiary of the Company, has entered into a joint hog production arrangement with three companies to produce hogs in the state of Utah for sale to an unrelated party. The other companies participating in the joint hog production arrangement are
(i) Carroll's Foods of Utah, Inc. (an affiliate of Carroll's Foods, Inc.), of which F. J. Faison, Jr., a director of the Company, is the president and a director, (ii) West Isle Partners, Inc., of which Wendell H. Murphy, a director of the Company, is the president and a director and members of Mr. Murphy's family are the sole stockholders, and (iii) Prestage Farms of Utah, Inc., of which William H. Prestage, a director of the Company, is the president and a director and Mr. Prestage and his wife are the sole stockholders. As of April 28, 1996, Smithfield-Utah had contributed a total of $7,083,000 to the arrangement and had a 33% interest in its profits or losses. The Company believes that the terms of the joint arrangement are no less favorable to the Company than if entered into with unaffiliated parties.

        Cecil W. Gwaltney, a director of the Company, is chairman of the board of Gwaltney Motor Company ("GMC"), which was paid $556,000 by the Company in fiscal 1996 for automotive equipment and parts, and maintenance and leasing services. The Company leases substantially all of its automobiles under three-year leases arranged by GMC. As of April 28, 1996, the Company was obligated to make a total of $1,256,000 in future lease payments under such leases in effect on that date. The Company's management believes that the terms of all of its purchase transactions with GMC and the terms of the leases arranged by GMC are comparable to those available from other suppliers.

        In December 1995, the Company issued 1,094,273 shares of its Common Stock to Chiquita in a private transaction (the "Chiquita Shares"). On that date, the Company acquired from Chiquita all of the outstanding capital stock of its then subsidiary, John Morrell, for a total purchase price of $58 million, consisting of $25 million in cash and the issuance of the Chiquita Shares. Pursuant to a registration rights agreement between Chiquita and the Company entered into as a part of the December 1995 transaction (the "Registration Rights Agreement"), in April 1996, Chiquita requested that the Company file a registration statement registering the Chiquita Shares for resale. The Company estimates that the costs of registering the Chiquita Shares (which costs will be borne by the Company) will be approximately $100,000. Chiquita (and under certain circumstances, its transferee) retains the right to make one further such demand, subject to the customary terms and conditions of the Registration Rights Agreement.

        Robert L. Burrus, Jr., a nominee for director of the Company, is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which has provided legal services to the Company on a regular basis since <1991.>

        H. Gordon Maxwell, III, a nominee for director of the Company, is a director and owns 50% of the voting stock of Maxwell Foods, Inc. ("MFI"), a hog producer located in Goldsboro, North Carolina. The Company has a contract with MFI which obligates the Company to purchase hogs produced by MFI in the State of North Carolina. Pursuant to the purchase agreement, the Company purchased $68,598,000of live hogs from MFI in fiscal 1996 and anticipates a greater volume of business under this agreement in fiscal 1997. The Company believes that the prices paid under the purchase agreement with MFI are equivalent to market. In addition, during fiscal 1996, the Company purchased $653,000 of comminuted chicken meat from Carolina Turkeys, Inc., a company of which Mr. Maxwell is a controlling stockholder. The Company believes that the terms under which it made such purchases were as advantageous to the Company as those it would have received from any other comminuted chicken meat producer.

                                          PROPOSAL 2

                             APPROVAL OF 1997 INCENTIVE BONUS PLAN

INTRODUCTION

        On May 24, 1996, the Compensation Committee adopted the 1997 Incentive Bonus Plan applicable to John O. Nielson, the Company's President and Chief Operating Officer, subject to approval by the Company's stockholders. The purpose of the plan is to provide the Chief Operating Officer with incentive bonuses that are related to and measured by the Company's financial performance. The plan is intended to satisfy the statutory requirements under section 162(m) of the Code for performance-based compensation so that the amounts paid thereunder will not be subject to the $1million limitation on the amount of Mr. Nielson's annual compensation income which may be deducted by the Company. If approved by the stockholders, the plan will be applicable to fiscal years beginning on and after April 29, 1996, unless and until terminated by the Board of Directors. A similar incentive bonus plan applicable to Joseph W. Luter, III, the Company's Chairman and Chief Executive Officer, was adopted by the Compensation Committee and approved by the Company's stockholders in 1994.

DESCRIPTION OF THE PLAN

        The Incentive Bonus Plan establishes a linkage between the cash bonus awards to the Chief Operating Officer and the Company's financial performance. For the fiscal year ending April 27, 1997, and each fiscal year thereafter, until the plan is terminated or the Committee changes the threshold and percentage requirements for receipt of a bonus payment, Mr. Nielson will be entitled to receive 1% of the Company's net income before income taxes, incentive payments due to executives and accounting for minority interests.

PAYMENT OF AWARDS

        Before any award may be paid pursuant to the Incentive Bonus Plan, the Committee must certify that the performance goals have been achieved and any other requirements of the plan have been satisfied. If the Chief Operating Officer's employment is terminated before the last day of the fiscal year because of death, disability or retirement, or voluntarily by the executive or by the Company without cause, the Chief Operating Officer will be entitled to receive a bonus computed as though the date the event occurred were the last day of the fiscal year. If termination of employment occurs for cause, no award will be paid.

ADMINISTRATION

        The Incentive Bonus Plan will be administered by the Compensation Committee as long as the composition of the Committee consists solely of two or more "outside directors" as that term is defined in section 162(m) of the Code. The Compensation Committee has the authority to establish performance goals and targets under the plan and may reduce the amount of, or eliminate entirely, any award if the Committee determines it is in the best interests of the Company to do so.

AMENDMENT AND TERMINATION

        The Board of Directors may amend or terminate the plan at any time as it deems appropriate; provided that (i) no amendment or termination of the plan after the end of a fiscal year may increase the awards for the fiscal year just ended and (ii) to the extent required to meet the requirements under section 162(m) of the 1986 Code for performance-based compensation, any amendment that makes a material change to the plan must be approved by the Company's stockholders. The Board of Directors is specifically authorized to amend the plan as necessary or appropriate to comply with section 162(m) of the Code and the regulation issued thereunder.

FEDERAL INCOME TAX CONSEQUENCES

        The executive will not incur federal income tax until a payment is made and will include the amount received in his gross income as compensation income in the year received.

        The Company will usually be entitled to a business expense deduction in the amount that the executive recognizes compensation income. As previously discussed, the plan is intended to satisfy the statutory requirements under section 162(m) of the Code for performance-based compensation. If for any reason the plan or the administration thereof is determined not to meet such requirements for any fiscal year, any cash award paid under the plan for that year will be subject to the $1 million limit on deductibility.

RECOMMENDATION

        The Board of Directors recommends a vote FOR the proposed Incentive Bonus Plan.

                                          PROPOSAL 3

                                       RATIFICATION OF
                         SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 27, 1997, and is submitting this matter to the stockholders for their ratification. Arthur Andersen LLP has served as the Company's independent public accountants since 1981. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

        In the event the proposal to ratify the selection of Arthur Anderson LLP is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 1997 to stand unless the Board of Directors finds other reasons for making a change.

        The Board of Directors of the Company recommends that you vote FOR the ratification of the selection of Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 27, 1997.

                                        OTHER MATTERS

        The Board of Directors does not know of any matter to be brought before the Meeting, other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

                                    STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by March 29, 1997. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 28, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 900 DOMINION TOWER, 999 WATERSIDE DRIVE, NORFOLK, VIRGINIA 23510, ATTENTION: AARON D. TRUB, SECRETARY.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      AARON D. TRUB
                                      SECRETARY

July 26, 1996

                             SMITHFIELD FOODS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Joseph W. Luter, III, Richard J. Holland, Aaron D. Trub, and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 28, 1996 or any adjournments thereof.

1.  ELECTION OF DIRECTORS  ( ) FOR all nominees listed ( ) WITHHOLD AUTHORITY to
                               (except as indicated to     vote for all nominees
                                the contrary below)        listed below

Joseph W. Luter, III  Robert L. Burrus, Jr.    Thomas D. Davis     F. J. Faison, Jr.  Joel W. Greenberg
Cecil W. Gwaltney     George E. Hamilton, Jr.  Richard J. Holland  Roger R. Kapella   Lewis R. Little
Robert W. Manly, IV   H. Gordon Maxwell, III   Wendell H. Murphy   John O. Nielson    William H. Prestage
Joseph B. Sebring     Aaron D. Trub

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
 THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

2. PROPOSAL TO APPROVE THE 1996 INCENTIVE BONUS PLAN applicable to the Company's Chief Operating Officer:

         (    )   FOR          (    ) AGAINST         (    )   ABSTAIN


3. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Company's independent public accountants for the fiscal year ending April 27, 1997

         (    )   FOR          (    ) AGAINST         (    )   ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

                                          Dated                    , 1996

                                          PLEASE SIGN EXACTLY AS NAME
                                          APPEARS AT LEFT. WHEN SIGNING AS
                                          ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                          TRUSTEE, GUARDIAN, ETC., GIVE FULL
                                          TITLE AS SUCH.

                                          Please mark, sign, date and return the
                                          proxy card using the enclosed
                                          envelope.